Exhibit 99

Cendant Updates Process Regarding Potential
Divestiture of its Mortgage Business

NEW YORK, August 17, 2004—Cendant Corporation (NYSE: CD) today announced that it has terminated discussions with the party referred to in the Company's July 20, 2004 press release regarding the potential sale of Cendant's mortgage business. Cendant will continue the process of receiving proposals and holding preliminary discussions with other parties regarding the sale of such business and, as previously stated, is also considering other strategic alternatives for the business. It is anticipated that any transaction will provide for Cendant's continued participation in the mortgage business through its residential real estate, relocation and settlement services businesses. Due to the preliminary nature of the current discussions, the potential net proceeds from, and structure of, any such transaction can not be determined at this time.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the quarterly period ended June 30, 2004.

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1834

Henry A. Diamond
212-413-1920